                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934

                                        *

                                T/R SYSTEMS, INC.
                                (Name of Issuer)



                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                   87263U 10 2
                                 (CUSIP Number)


                                January 31, 2000
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ X ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 2 of 12 Pages
-----------------------                                   ----------------------



 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Sevin Rosen Fund IV L.P.

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]
--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------

                           5        SOLE VOTING POWER

                                     0
         NUMBER OF
          SHARES        -------------------------------------------------------
         OWNED BY
           EACH            6        SHARED VOTING POWER
         REPORTING
          PERSON                    1,548,350
           WITH
                        -------------------------------------------------------

                           7        SOLE DISPOSITIVE POWER

                                    0

                        -------------------------------------------------------

                           8        SHARED DISPOSITIVE POWER

                                    1,548,350

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,548,350

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 3 of 12 Pages
-----------------------                                   ----------------------

--------------------------------------------------------------------------------

 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           SRB Associates IV L.P.

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]
--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------

                             5      SOLE VOTING POWER

                                    0
         NUMBER OF
          SHARES           -----------------------------------------------------
       BENEFICIALLY
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING                  1,548,350
          PERSON
           WITH            -----------------------------------------------------

                             7      SOLE DISPOSITIVE POWER

                                    0
                           -----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,548,350

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,548,350

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           PN

--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 4 of 12 Pages
-----------------------                                   ----------------------


 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Jon W. Bayless

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]
--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------

                             5      SOLE VOTING POWER

                                    0
         NUMBER OF
          SHARES           -----------------------------------------------------
       BENEFICIALLY
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING                  1,551,380
          PERSON
           WITH            -----------------------------------------------------

                             7      SOLE DISPOSITIVE POWER

                                    0

                           -----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,551,380

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,551,380

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 5 of 12 Pages
-----------------------                                   ----------------------




 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Stephen M. Dow

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]

--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------

                             5      SOLE VOTING POWER

                                    0
         NUMBER OF
          SHARES           -----------------------------------------------------
       BENEFICIALLY
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING                  1,551,380
          PERSON
           WITH            -----------------------------------------------------

                             7      SOLE DISPOSITIVE POWER


                                    0
                           -----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,551,380

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,551,380

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 6 of 12 Pages
-----------------------                                   ----------------------



 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           John V. Jaggers

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]

--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------

                             5      SOLE VOTING POWER

                                    0
         NUMBER OF
          SHARES           -----------------------------------------------------
       BENEFICIALLY
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING                  1,551,380
          PERSON
           WITH            -----------------------------------------------------

                             7      SOLE DISPOSITIVE POWER

                                    0

                             8      SHARED DISPOSITIVE POWER

                                    1,551,380

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,551,380

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 7 of 12 Pages
-----------------------                                   ----------------------

--------------------------------------------------------------------------------

 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Charles H. Phipps

--------------------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
           Not applicable.
                                                                        (b) [  ]

--------------------------------------------------------------------------------

 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER

                                     0
         NUMBER OF
          SHARES           -----------------------------------------------------
       BENEFICIALLY
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING                  1,551,380
          PERSON
           WITH            -----------------------------------------------------

                             7      SOLE DISPOSITIVE POWER

                                    0

                           -----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,551,380

--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,551,380

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]
           Not applicable.

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.3%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 8 of 12 Pages
-----------------------                                   ----------------------




Item 1(a).  Name of Issuer:

         T/R Systems, Inc., a Georgia corporation (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 1300 Oakbrook Drive, Norcross, Georgia 30093.

Item 2(a).  Name of Persons Filing:

         This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); and
(vi) Charles H. Phipps ("Phipps").

         SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers and Phipps are the general partners of SRB IV, which holds 1,548,350 shares of Common Stock, and they are directors, officers and indirect stockholders of Sevin Rosen Bayless Management Company, which holds 3,030 shares of Common Stock.

Item 2(b).  Address of Principal Business Office, or, if none, Residence:

         The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 169 University Avenue, Palo Alto, California 94301.

Item 2(c).  Citizenship:

         SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers, and Phipps are each citizens of the United States of America.

Item 2(d).  Title of Class of Securities:

         This statement relates to shares of Common Stock, $0.01 par value per share, of the Issuer.

Item 2(e).  CUSIP Number:

         87263U 10 2

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 9 of 12 Pages
-----------------------                                   ----------------------



Item 3.

Not applicable; this statement is not being filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c).


Item 4.  Ownership:

         (a)      Amount Beneficially Owned: 1,551,380

         (b)      Percent of Class:  13.3%

         (c) Power to Vote or Direct the Vote and Dispose or Direct the Disposition of Securities:

                  (i) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of 1,548,350 shares of Common Stock.

                  (ii) Each of Jaggers, Dow, Bayless and Phipps has shared power to vote or dispose or to direct the vote or disposition of 1,551,380 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 10 of 12 Pages
-----------------------                                   ----------------------




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10.  Certification:

         By signing below the undersigned certify that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 11 of 12 Pages
-----------------------                                   ----------------------



                        SIGNATURES/SIGNED IN COUNTERPART

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN FUND IV L.P.
                                    By: SRB Associates IV L.P., General Partner

Dated:  February 2, 2000               /s/ John V. Jaggers
                                    ----------------------------------------
                                    John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.

Dated:  February 2, 2000               /s/ John V. Jaggers
                                    ----------------------------------------
                                    John V. Jaggers, a General Partner


Dated:  February 2, 2000               /s/ John V. Jaggers, Attorney-in-fact
                                    ----------------------------------------
                                    Jon W. Bayless


Dated:  February 2, 2000               /s/ John V. Jaggers, Attorney-in-fact
                                    ----------------------------------------
                                    Stephen M. Dow


Dated:  February 2, 2000               /s/ John V. Jaggers, Attorney-in-fact
                                    ----------------------------------------
                                    John V. Jaggers


Dated:  February 2, 2000               /s/ John V. Jaggers, Attorney-in-fact
                                    ----------------------------------------
                                    Charles H. Phipps

-----------------------                                   ----------------------
CUSIP No. 87263U 10 2               13G                     Page 12 of 12 Pages
-----------------------                                   ----------------------


                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------
99.1              Joint Filing Agreement